Atlanta, Georgia

November 02, 2006

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for Second Quarter Ended September 30, 2006

Cagle’s Inc. reported a profit of $6.50 million or $1.38 per diluted share for the second quarter of fiscal year 2007 compared with a profit of $1.66 million or $.35 per diluted share for the second three months of fiscal 2006.  For the first six months of fiscal 2007 net income was $4.74 million or $1.00 per diluted share as compared with a net income of $3.10 million or $.65 per diluted share for the same period of fiscal 2006.

The Company’s second quarter poultry revenues increased 1.6% while the equivalent average quoted poultry market declined 6% relative to the second quarter of fiscal 2006. For the first six months of fiscal 2007 our poultry revenue increased 2.6% as quoted markets declined an average of 13% during this time period. Export markets continued to be challenging with leg quarter price quotes 22% less in the second quarter of 2007 as compared to the same period of fiscal 2006.

For our second quarter Cagle’s cost of sales per pound increased 11.4% as compared to the same period last year influenced by escalating energy costs and a $2.1 million asset valuation adjustment to an inactive facility.  This year’s corn and soy crops were some of the largest in history and feed prices for this quarter and the six month period were down by 6% and 3% respectively. However, as mentioned last quarter the impact from competing industries, particular the ethanol/energy complex, combined with a large volume of activity in futures trading by hedge funds has caused the price of our raw ingredients to skyrocket by over 50% in the last 60 days which will be reflected in following periods cost of sales. Cagle’s has extended its reduction in the number of chickens processed, first instituted in the fall of 2005, of approximately 5% in recognition of current protein markets and high raw material cost.

The sale of the Company’s minority interest in a joint venture was completed in this quarter generating a pretax profit of $18 million and providing the Company with the ability to substantially reduce its debt obligations while at the same time providing cash reserves in excess of $13 million. We believe our Company is in a good position to weather the storms ahead and will concentrate on improving controllable costs and further developing our small, tender broiler markets.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,	October 01,	September 30,	October 01,
	2006	2005	2006	2005
Net Sales	$ 62,017	$ 61,297	$ 116,294	$ 122,891
Costs and Expenses:
Cost of Sales	61,976	55,618	116,105	112,600
Selling & Delivery and General & Administrative	3,650	3,431	6,864	6,157
General and Administrative	0	0	0	0
Other General Expenses	0	0	0	0
Total Costs and Expenses	65,626	59,049	122,969	118,757

Operating Income (Loss)	(3,609)	2,248	(6,675)	4,134

Other Income(Expense):
Interest Expense	(576)	(597)	(1,268)	(1,222)
Gain On Sale Of Unconsolidated Affiliate	18,323	-	18,323	-
Other Income, Net	99	13	163	25
Total Other Income (Expense),net	17,846	(584)	17,218	(1,197)

Equity In Earnings Of Unconsolidated Affiliates	376	926	1,317	1,901
Income Before Income Taxes	14,613	2,590	11,860	4,838

Income Taxes Provision	8,114	932	7,123	1,741
Net Income	$ 6,499	$ 1,658	$ 4,737	$ 3,097
Net Income Per Common Share	$ 1.38	$ 0.35	$ 1.00	$ 0.65

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	September 30, 2006	April 1, 2006

Current Assets	$47,802	$33,519

Investments in Affiliates	-	8,740

Other Assets	4,186	9,493

Property, Plant, and Equipment (net)	39,698	43,452

TOTAL ASSETS	$91,686	$95,204

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,335	$3,645
Trade Accounts Payable	12,348	14,516
Other Current Liabilities	5,233	5,942
Total Current Liabilities	19,916	24,103

Long-Term Debt	17,966	25,869

Other Non-current Liabilities	4,025	-

Total Stockholders Equity	49,779	45,232

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$91,686	$95,204